UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2013

SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33808	20-0978027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 108th Avenue NE, Suite 1200
Bellevue, Washington	98004
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (425) 256-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On June 20, 2013, a wholly-owned subsidiary of White Mountains Insurance Group, Ltd. (SYA Insurance Holdings (NL) B.V.) and a wholly-owned subsidiary of Berkshire Hathaway Inc. (General Reinsurance Corporation) each exercised in whole on a cashless basis a previously issued warrant to purchase shares of common stock, par value $0.01 per share (“Common Stock”), of Symetra Financial Corporation (the “Company”) on the terms described below.

The exercised warrants were originally issued to an affiliate of White Mountains Insurance Group, Ltd. and to an affiliate of Berkshire Hathaway Inc. on July 29, 2004, and each of the warrants entitled the applicable holder to purchase 9,487,872 shares of Common Stock at an exercise price of $11.494 per share. The warrants were scheduled to expire on July 29, 2014 and, pursuant to the terms of each warrant, each warrantholder was entitled to receive, and has been receiving, any dividends declared to holders of Common Stock, on a one-to-one basis, based on the number of shares of Common Stock for which the applicable warrant was then exerciseable on a cash basis (or 9,487,872 shares for each warrant).

In accordance with the terms of the warrants applicable to a cashless exercise, the Company will issue and deliver to each warrantholder 2,464,843 shares of Common Stock.  Also, in exchange for the agreement of each warrantholder to exercise its respective warrant on a cashless basis prior to the scheduled expiration date, the Company has agreed to issue and deliver to each warrantholder 184,036 additional shares of Common Stock which represents the fair value of the warrant on the exercise date. The closing of the above described transactions is expected to occur on or prior to June 28, 2013.  The issuances of Common Stock described above will be exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, because none of the transactions involved a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMETRA FINANCIAL CORPORATION

By:	/s/ David S. Goldstein
Name: David S. Goldstein
Title: Senior Vice President,
General Counsel and Secretary

Date:  June 24, 2013